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                                                                   EXHIBIT 99.4


                         CBNY INVESTMENT SERVICES CORP.

                        1,060,000 SHARES OF COMMON STOCK

                           OFFERED PURSUANT TO RIGHTS
                          DISTRIBUTED TO STOCKHOLDERS
                        OF COMMERCIAL BANK OF NEW YORK


To Securities Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by CBNY Investment Services Corp. (the "Company") of shares of its common stock, par value $1.00 per share (the "Common Stock"), pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record of the common stock ("Recordholders") of Commercial Bank of
New York ("CBNY"), at the close of business on      , 2001 (the "Record Date").
The Rights and Common Stock are described in the Company's prospectus dated
 , 2001 (the "Prospectus").

     In the Rights Offering, the Company is offering an aggregate of 1,060,000 shares of its Common Stock, as described in the Prospectus.

     The Rights will expire, if not exercised, at 5:00 p.m., New York City
time, on      , 2001, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date").

     Each Right allows the holder thereof to subscribe (the "Basic Subscription Right") at the cash price of $10 per share (the "Subscription Price") for one share of Common Stock.

     In addition, Rights holders which exercise their Basic Subscription Rights also will be eligible to subscribe (the "Over-Subscription Right") at the same cash price of $10 per share for shares of Common Stock that are offered but not otherwise purchased in the Rights Offering, subject to availability and proration.

     The Rights are evidenced by a subscription certificate (a "Subscription Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of CBNY common stock registered in your name or the name of your nominee is entitled to one Right for every 5 shares of common stock of CBNY owned by such beneficial owner as of the close of business on the Record Date. No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights distributed will be rounded down to the nearest whole number, with such adjustments as may be necessary to ensure that if all Rights are exercised, the gross proceeds to the Company from the Rights Offering will equal $10,600,000. No fractional shares of Common Stock will be issued in connection with the exercise of the Rights. Any fractional share to which subscribing holders would otherwise be entitled will be rounded down to the next whole share. THE RIGHTS ARE NOT TRANSFERABLE.

     We are asking persons who hold shares of CBNY common stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Certificate be issued.

     If you exercise the Over-Subscription Right on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised under the Basic Subscription Rights, whether the Basic Subscription Rights of each beneficial owner of Rights



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on whose behalf you are acting have been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

     Enclosed are copies of the following documents:

          1. Prospectus;

          2. Instructions as to Use of CBNY Investment Services Corp. Subscription Certificates (including Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);

          3. A form of letter which may be sent to your clients for whose accounts you hold shares of CBNY common stock registered in your name or the name of your nominee, with an attached form of instruction; and

          4. A return envelope addressed to Sandler O'Neill Shareholder Services, the Subscription Agent.

     Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Certificate with payment of the Subscription Price in full for each share of Common Stock subscribed for to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Certificate with payment of the Subscription Price prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

     Additional copies of the enclosed materials may be obtained from the
Subscription Agent. The Subscription Agent's telephone number is:         .


                                        Very truly yours,


                                        CBNY INVESTMENT SERVICES CORP.


NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CBNY INVESTMENT SERVICES CORP., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPTFOR STATEMENTS MADE IN THE PROSPECTUS.



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